EXHIBIT 10.3

Execution Copy

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Kevin English

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 29th day of June, 2012 by and between PSS World Medical, Inc., a Florida corporation (hereinafter, the “Company” which term shall include the Company’s other subsidiaries, affiliates and successors), and Kevin P. English (hereinafter, “Executive”). This Agreement amends and restates the Employment Agreement between the parties dated as of April 1, 2004, as most recently amended as of December 31, 2008 (the “Original Agreement”).

BACKGROUND

The Company currently employs Executive as its Chief Sourcing Officer under terms and conditions as set forth in the Original Employment Agreement.

The Company and Executive desire to amend and restate the Original Employment Agreement for the purpose of updating certain provisions to reflect current competitive pay practices.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective date of this Agreement is June 29, 2012 (the “Effective Date”).

2. Employment. Executive is currently employed as the Chief Sourcing Officer of PSS World Medical, Inc. The purpose of this Agreement is to set forth the terms of Executive’s employment. Executive’s responsibilities under this Agreement shall be in accordance with the policies and objectives established by the Chief Executive Officer or the Board of Directors of the Company (the “Board”) and shall be consistent with the responsibilities of similarly situated executives of comparable companies in similar lines of business.

3. Employment Period. Unless earlier terminated herein in accordance with Section 7 hereof, Executive’s employment shall be for a one-year term (the “Employment Period”), beginning on the Effective Date. The Employment Period shall, without further action by Executive or the Company, be extended by an additional one-year period on each anniversary of the Effective Date; provided, however, that either party may, by notice to the other given not later than 90 days prior to the next extension date, cause the Employment Period to cease to extend automatically. Upon such notice, the Employment

Period shall terminate upon the expiration of the then-current term, including any prior extensions. Notwithstanding the foregoing, if a Change in Control occurs during the Employment Period, the Employment Period shall be automatically extended through the second anniversary of the Change in Control.

4. Extent of Service. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder; provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement.

5. Compensation and Benefits.

(a) Base Salary. During the Employment Period, the Company will pay to Executive a base salary in an amount not less than that in effect for Executive on the Effective Date (“Base Salary”), less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time. The Compensation Committee of the Board shall review Executive’s Base Salary annually and in its sole discretion, subject to approval of the Board, may increase Executive’s Base Salary from year to year. The annual review of Executive’s salary by the Board will consider, among other things, Executive’s own performance and the Company’s performance.

(b) Incentive, Savings and Retirement Plans. During the Employment Period, Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to senior executive officers of the Company and its affiliated companies (“Peer Executives”), and on the same basis as such Peer Executives.

(c) Welfare Benefit Plans. During the Employment Period, Executive and Executive’s family shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to Peer Executives.

(d) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies to the extent applicable generally to Peer Executives.

(e) Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies in effect for Peer Executives.

6. Change in Control. A “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (i) 25% or more of the then outstanding shares of common stock of the Company (“Company Common Stock”), or (ii) securities of the Company representing 25% or more of the combined voting power of the then outstanding securities of the Company eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or any corporation controlled by the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (c) of this definition); or

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(c) Consummation of a reorganization, merger or consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a corporation controlled by the Company, or the sale or other disposition of all or substantially all of the Company’s assets, or the acquisition by the Company of assets or stock of another corporation (any of such transactions, a “Business Transaction”), unless immediately following such Business Transaction, all of the following are true: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Business Transaction beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Transaction of the outstanding Company Common Stock and outstanding Company Voting Securities, as the case may be, and (ii) no Person (other than (x) the Company or any subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) beneficially owns, directly or indirectly, 25% or more of the total common stock of the Surviving Corporation or 25% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Surviving Corporation, except to the extent that such ownership existed prior to the Business Transaction, and (iii) at least a majority of the members of the board of directors of the Surviving Corporation were members of the Incumbent Board at the time of the Board approval of the execution of the initial agreement providing for such Business Transaction (any Business Transaction which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”).

7. Termination of Employment.

(a) Death, Retirement or Disability. Executive’s employment shall terminate automatically upon Executive’s death or Retirement during the Employment Period. For purposes of this Agreement, “Retirement” shall mean a voluntary, normal retirement as defined in the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary termination after age 65 with ten years of service; provided, however, a termination by Executive for Good Reason shall not be considered Retirement. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give Executive written notice in accordance with Section 15(f) of this Agreement of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of Executive, as determined by the Board, to perform the essential functions of his regular duties and responsibilities (with or without reasonable accommodation) due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

(b) Termination by the Company. The Company may terminate Executive’s employment during the Employment Period with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties, or

(ii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive if Executive is a director) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Termination by Executive. Executive’s employment may be terminated by Executive for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean, without the written consent of Executive:

(i) any action by the Company that results in a material diminution in Executive’s position, authority, duties or responsibilities as in effect on the Effective Date, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

(ii) a material reduction by the Company in Executive’s Base Salary or Target Bonus opportunity as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in salary of Peer Executives generally;

(iii) after the occurrence of a Change in Control, the Company’s requiring Executive to be based at any office or location other than in the greater Jacksonville, Florida metropolitan area; or

(iv) any failure by the Company to comply with and satisfy Section 14(b) of this Agreement.

Notwithstanding anything in this Agreement to the contrary, a termination by Executive shall not constitute termination for Good Reason unless Executive shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 30 days after the Executive has or should have knowledge of such event, and no more than 90 days after such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive. If such event has not been cured within such 30-day period, the termination of employment by Executive for Good Reason shall be effective as of the expiration of such 30-day period (the “Good Reason Termination Date”). If the event of Good Reason is cured within such 30-day period, the notice of termination for Good Reason shall have no effect. The parties intend, believe and take the position that a resignation by Executive for Good Reason as defined herein effectively constitutes an involuntary separation from service within the meaning of Section 409A of the Code and Treas. Reg §1.409A-1(n)(2).

(d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

(e) Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by Executive for Good Reason, the Good Reason Termination Date as specified in Section 7(c), (ii) if Executive’s employment is terminated by the Company other than by reason of Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination or any later date specified in the Notice of Termination, and (iii) if Executive’s employment is terminated by reason of death, Retirement or Disability, the Date of Termination shall be the date of death or Retirement of Executive or the Disability Effective Date, as the case may be.

8. Obligations of the Company upon Termination.

(a) Termination by Executive for Good Reason; Termination by the Company Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate Executive’s employment other than for Cause, death or

Disability, or Executive shall terminate employment for Good Reason, then in consideration of Executive’s services rendered prior to such termination and as reasonable compensation for his compliance with the Restrictive Covenants in Section 13 hereof, and, with respect to the payments and benefits described in clauses (i)(A)(2), (i)(B) and (ii) below only, if within 30 days after the Date of Termination, Executive shall have executed a Release in substantially the form of Exhibit A hereto (the “Release”) and such release shall not have been revoked within such time period:

(i) the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination or, with respect to the prorata bonus described in clause A(2) below, within 30 days after the determination of the bonus amount, the aggregate of the following amounts:

A. the sum of (1) Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) Executive’s annual bonus that would have been payable with respect to the fiscal year in which the Date of Termination occurs (determined at the end of such year based on actual performance results through the end of such year) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and (3) any accrued vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B. a severance payment equal to one times the sum of (1) Executive’s annual Base Salary in effect as of the Date of Termination, and (2) Executive’s target annual bonus for the year in which the Date of Termination occurs (“Target Bonus”) (such amount is referred to as the “Severance Payment”); provided, however, that if the Date of Termination occurs within 24 months after the occurrence of a Change in Control, the Severance Payment shall be the amount equal to one and one-half (1.5) times the sum of (1) Executive’s annual Base Salary in effect as of the Date of Termination, and (2) Executive’s Target Bonus; and

(ii) for 12 months after Executive’s Date of Termination (or 18 months in the event that the Date of Termination occurs within 24 months after the occurrence of a Change of Control), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (in any such case, the “Health Benefits Continuation Period”), the Company shall continue benefits to Executive and/or Executive’s eligible dependents any group health benefits to which Executive and/or such dependents would otherwise be entitled to continue under COBRA, or benefits substantially equivalent to those group health benefits that would have been provided to them in accordance with the welfare plans, programs, practices and policies described in Section 5(c) of this Agreement if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during the Health Benefits Continuation Period with respect to other peer executives of the Company and its affiliated companies and their families (“Health Benefits”): provided, however, that (a) if Executive becomes re-employed with another employer and is eligible to receive health benefits under another employer provided plan, the Health Benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; (b) the Health Benefits Continuation Period shall run concurrently with any period for which Executive is eligible to elect health coverage under COBRA; (c) Executive shall pay the full cost of such coverage; and (d) each month during the Health Benefits Continuation Period, the Company shall pay Executive an amount equal to the employer-subsidized portion of the monthly premium for the group health benefits coverage in effect for Executive and his eligible dependents on the Date of Termination; and

(iii) the Company shall, within 30 days of receipt of reasonably documented invoices therefor, reimburse Executive’s actual cost (not to exceed $15,000) for outplacement expenses incurred within one year after the Date of Termination; and

(iv) the Company shall, as of Executive’s Date of Termination, vest a pro rata portion of all outstanding stock options, stock appreciation rights, restricted stock units, restricted stock and other equity awards granted to Executive under the Company’s stock plans (the “Stock Option Plans”). The vested pro rata portion of such awards shall be determined based on the number of days elapsed in the then-current vesting period prior to the Date of Termination as a percentage of the total number of days in the then-current vesting period (as the same may be shortened based upon the Company’s achievement of performance goals in the case of performance-accelerated vesting), and satisfaction of any performance-based conditions shall be determined at the end of the performance period based on actual results (or based on an assumed achievement of performance goals at “target” level, in the case of a Change in Control of the Company) with any resulting payout to occur on the regularly scheduled payment date). Any vested options or stock appreciation rights shall remain exercisable after the Date of Termination to the extent provided under the terms of the applicable plans and award agreements. To the extent necessary, the vesting provisions of this subsection (iv) shall constitute an amendment of Executive’s stock option or other equity compensation agreements under the Stock Option Plans.

(v) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Death. If Executive’s employment is terminated by reason of Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 8(a)(i)(A)) and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(b) shall include, without limitation, and Executive’s estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death benefits, if any, as applicable to Executive on the Date of Termination.

(c) Disability. If Executive’s employment is terminated by reason of Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 8(a)(i)(A)) and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(c) shall include, without limitation, and Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits under such plans, programs, practices and policies relating to disability, if any, as applicable to Executive on the Date of Termination.

(d) Retirement. If Executive’s employment is terminated by reason of Executive’s Retirement during the Employment Period, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 8(a)(i)(A)) and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(d) shall include, without limitation, and Executive shall be entitled after the Date of Termination to receive, retirement and other benefits under such plans, programs, practices and policies relating to retirement, if any, as applicable to Executive on the Date of Termination.

(e) Cause or Voluntary Termination without Good Reason. If Executive’s employment shall be terminated for Cause during the Employment Period, or if Executive voluntarily terminates employment during the Employment Period without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations (excluding the pro-rata bonus described in clause 2 of Section 8(a)(i)(A)) and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Executive in a lump sum in cash within 30 days after the Date of Termination.

(f) Resignations. Termination of Executive’s employment for any reason whatsoever shall constitute Executive’s resignation as an officer of the Company, its subsidiaries and affiliates.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which

Executive may qualify, nor, subject to Section 15(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

10. Mandatory Reduction of Payments in Certain Events.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net benefit to Executive of all Payments after payment of all estimated taxes, including without limitation, the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to Executive, determined by the Determination Firm (as defined in Section 10(b) below) as of the date of the Change in Control using the discount rate required by Section 280G(d)(4) of the Code.

(b) The determination of whether an Excise Tax would be imposed and the assumptions to be used in arriving at such determination, the amount of such Excise Tax, and the calculation of the amounts referred to Section 10(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In that event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but no later than March 15 of the year after the year in which the Underpayment is determined to exist.

(c) In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.

11. Costs of Enforcement. In any action taken in good faith relating to the enforcement of this Agreement or any provision herein after the occurrence of a Change in Control, Executive shall be entitled to be paid as incurred any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings. In all other circumstances, each party in any such action shall pay his or its own such costs and expenses. The amount reimbursable by the Company to Executive under this Section 11 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within 30 days after delivery of Executive’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights pursuant to this Section 11 shall expire at the end of six years after the Date of Termination and shall not be subject to liquidation or exchange for another benefit.

12. Representations and Warranties. Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete (other than as contained herein) with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

13. Restrictions on Executive’s Conduct.

(a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that Executive has received good and valuable consideration for the post-employment restrictions set forth in this Section 13 in the form of the compensation and benefits provided for herein. Executive hereby further acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair Executive’s ability to earn a living after the Date of Termination. Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 13.

(b) Definitions. The following capitalized terms used in this Section 13 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Position” means any position with a Competitor as a Principal or Representative in which Executive will use or is likely to use any Confidential Information or Trade Secrets of the Company, or in which Executive has duties for, provides services to, or otherwise assists such Competitor where such duties, services or assistance involve Competitive Services.

“Competitive Services” means any activities engaged in by the Company as of the Date of Termination that relate directly to the distribution of medical supplies, equipment and pharmaceuticals to (i) primary care and other office-based physicians, or (ii) nursing homes, extended care facilities, assisted living facilities, or home care or visiting nurse associations or agencies; provided, however, that Competitive Services shall not include (x) the manufacture of medical supplies, equipment or pharmaceuticals or medical diagnostic imaging supplies, chemicals or equipment (collectively “Medical Products”), (y) the provision of e-commerce or internet services with respect to the dissemination of information or services related to the distribution of Medical Products (but which is not the distribution of Medical Products), or (z) the provision of group purchasing, contract pricing or cost analyses for physicians or medical practices.

“Competitor” means any Person engaged, wholly or in material part, in Competitive Services.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; customer lists; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company has sold its products or services or to whom the Company has submitted a written proposal to sell its products or services during the twelve (12) months prior to the Date of Termination.

“Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Date of Termination.

“Restricted Period” means the term of Executive’s employment hereunder and a period extending until eighteen (18) months from the Date of Termination.

“Restricted Territory” means the territory in which Executive provided Competitive Services to the Company at any time during the twenty-four (24) month period prior to the Date of Termination.

“Restrictive Covenants” means the restrictive covenants contained in Section 13(d) hereof.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of confidential information that constitutes a “trade secret(s)” under the common law or statutory law of the State of Florida.

(c) Protectable Employer Interests. Executive and the Company acknowledge and agree as follows: (i) that Executive’s services on behalf of the Company require special expertise and talent in the provision of Competitive Services and, pursuant to Executive’s employment with the Company, the Company shall devote time and money to the enhancement of Executive’s professional skills and education through specialized training; (ii) that Executive is in a position of trust and responsibility and will have access to a substantial amount of Confidential Information and Trade Secrets belonging to the Company; (iii) that, during the term of Executive’s employment by the Company, Executive will develop substantial relationships with prospective and existing customers of the Company; and (iv) that as a manager of the Company, Executive will be the repository of a substantial portion of the goodwill of the Company.

(d) Restrictive Covenants.

(i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity. For a period of five years after the date of Termination, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company. Executive and the Company acknowledge and agree that this Section 13 is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

(ii) Nonsolicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted through Executive’s solicitation to Executive’s own use. Accordingly, Executive hereby agrees that during the Restricted Period, Executive will not, directly or indirectly, on his own behalf or as a Principal or Representative of any Person or otherwise, solicit or induce any Protected Employee to terminate his or her employment relationship with the Company or to enter into any relationship of employment, agency or independent contractorship with any other Person. Notwithstanding the above, this covenant shall expire upon the occurrence of a Change in Control.

(iii) Restriction on Relationships with Protected Customers. Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted through Executive’s solicitation to Executive’s own use. Accordingly, Executive hereby agrees that, during the Restricted Period, Executive will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, or attempt to solicit or divert a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the Date of Termination. For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer if (a) Executive had business dealings with the Protected Customer on the Company’s behalf; or (b) Executive was responsible for supervising or coordinating the dealings between the Company and the Protected Customer. Notwithstanding the above, this covenant shall expire upon the occurrence of a Change in Control.

(iv) Noncompetition with the Company. Executive understands and agrees that he is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agree that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended. Notwithstanding the above, this covenant shall expire upon the occurrence of a Change in Control.

(e) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Executive will not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or Executive’s agent; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; (iii) was known to Executive on a non-confidential basis and not in contravention of applicable law or a confidentiality or other similar agreement before its disclosure to Executive by the Company or its affiliated entities or one of its or their officers, employees, agents or representatives; or (iv) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive will provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

(f) Reasonableness. The covenants contained in this Section 13 are considered by the parties hereto to be fair, reasonable and necessary for the protection of the legitimate business interests of the Company.

(g) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity: (1) the right and remedy to enjoin, preliminarily and permanently, Executive from violating the Restrictive Covenants and to have the Restrictive Covenants specifically enforced, it being agreed that any breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and (2) upon a breach of the Restrictive Covenants, the right and remedy to cease any further Severance Payment or provision of Health Benefits to Executive under Section 8 of this Agreement and to require Executive to account for and pay over to the Company any Severance Payment previously paid to Executive under Section 8.

(ii) Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, are invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect, without regard to the invalid portions.

(iii) Reformation. Executive and the Company agree that it is their mutual intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent possible under applicable law. Executive and the Company further agree that, in the event any court of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the court shall reform the Restrictive Covenants such that they will be enforceable to the maximum extent permissible at law.

(iv) Survival of the Restrictive Covenants. Executive and the Company agree that the terms of this Section 13 shall survive the termination or expiration of the Employment Period, unless expressly terminated by a writing signed by both parties hereto, which makes specific reference to this Section 13.

14. Assignment and Successors.

(a) Executive. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b) The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

15. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and it supersedes and invalidates any previous agreements or contracts between them which relate to the subject matter hereof. No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

(e) Choice of Law; Forum Selection. The validity, interpretation and performance of this Agreement shall be governed by and controlled in accordance with the laws of the State of Florida, including said State’s choice of law rules. The parties hereto voluntarily submit themselves to the jurisdiction of the state or federal district courts in the State of Florida which shall have exclusive jurisdiction over any case or controversy arising under or in connection with this Agreement, including with respect to an action to remedy any breach of or otherwise to enforce the terms and conditions of this Agreement.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	PSS World Medical, Inc.
4345 Southpoint Boulevard
Jacksonville, Florida 32216
Facsimile No. (904) 332-3209
Attention: Senior Vice President and General Counsel

To Executive:	Kevin P. English
__________________________
__________________________

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

16. Special Provisions Relating to Section 409A of the Code.

(a) Interpretation and Administration. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code) and in a manner to avoid a “plan failure” under Section 409A(a)(1) of the Code.

(b) Coordination of Certain Defined Terms. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable hereunder, or a different form of payment would be effected, by reason of a Change in Control or Executive’s Disability or termination of employment, such amount or benefit will not be payable or distributable to Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or termination of employment, as the case, may be, meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any amount upon a Change in Control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event”, “disability” or “separation from service,” as the case, may be, or such later date as may be required by subsection (c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) Six-Month Payment Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service during a period in which Executive is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s separation from service shall be paid or distributed to Executive during the five-day period commencing on the earlier of: (i) the first day of the seventh month following Executive’s separation from service, or (ii) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments deferred pursuant to this Section 16(c) shall be paid to Executive (or Executive’s estate, in the event of Executive’s death) in a lump sum payment. Any remaining payments and benefits due under the Agreement shall be paid as otherwise provided in the Agreement. If any amounts or benefits payable hereunder could qualify for one or more separation pay exemptions described in Treas. Reg. §1.409A-1(b)(9), but such payments in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through its head of human resources or any other designated officer) shall determine which portions thereof will be subject to such exemptions.

(d) Treatment of Installment Payments. Each payment of termination benefits under Section 8 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e) Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Executive’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 30 days after the Date of Termination; provided, however that (i) if such 30-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 30-day period spans two calendar years, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable provision of this Agreement), even if such signing and non-revocation of the release occur during the first such calendar year included within such 30-day period. In other words, Executive is not permitted to influence the calendar year of payment based on the timing of his signing of the release.

(f) Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in the applicable final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

(g) Reimbursements. To the extent that this Agreement provides for the reimbursement of expenses, including in Section 5(d) and Section 8(a)(iii), the reimbursements provided in any one calendar year shall not affect the amount of reimbursements provided in any other calendar year; (ii) the reimbursement of an eligible expense shall be made as soon as practicable after the documentation but no later than December 31 of the year following the year in which the expense was incurred; and (iii) Executive’s rights to such reimbursement shall not be subject to liquidation or exchange for another benefit.

(signatures on following page)

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

PSS WORLD MEDICAL, INC.

By:	/s/ Gary A. Corless
Gary A. Corless
Chief Executive Officer

EXECUTIVE:

/s/ Kevin P. English
Kevin P. English

EXHIBIT A

Form of Release of Claims

THIS RELEASE (“Release”) is granted effective as of the 29th day of July, 2012, by Kevin P. English (“Executive”) in favor of PSS World Medical, Inc. (the “Company”). This is the Release referred to that certain Amended and Restated Employment Agreement dated as of July 29, 2012 by and between the Company and Executive (the “Employment Agreement”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (the “Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury arising from the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2002(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of their obligations to Executive under the Employment Agreement or any other contractual obligations between the Company or its affiliates and Executive, or any indemnification obligations to Executive under the Company’s bylaws, articles of incorporation, Florida law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act,

29 U.S.C. § 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this Release within seven (7) days following the date of its execution by him. However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY AND ITS AFFILIATES UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY AND ITS AFFILIATES FROM ALL SUCH CLAIMS.

            *to be signed upon termination*

Kevin P. English

Date:    *to be signed upon termination*